Exhibit 12


Green Mountain Power Corporation
Computation of Ratio of Earnings to Fixed Charges

                                                                        Year Ended December 31,
                                           Twelve Months Ended ---------------------------------------------
                                             March 31, 1995      1994     1993     1992     1991     1990
                                           ------------------- ---------------------------------------------
Earnings:
  Net earnings                                        $10,306   $11,052  $10,764  $12,296  $10,260   $9,090
  Income taxes                                          6,087     5,917    5,922    6,451    5,795    4,691
  Fixed charges                                         9,838     9,777    9,370    9,332    9,303    9,373
                                           ------------------- ---------------------------------------------
    Total earnings                                    $26,231   $26,746  $26,056  $28,079  $25,358  $23,154
                                           =================== =============================================

Fixed Charges:
  Interest                                             $8,109    $8,043   $7,590   $7,518   $7,517   $7,600
  Amortization of debt premium and discount               138       138      102       85       48       44
  Interest portion of rental payments                   1,591     1,596    1,678    1,729    1,738    1,729
                                           ------------------- ---------------------------------------------
    Total fixed charges                                $9,838    $9,777   $9,370   $9,332   $9,303   $9,373
                                           =================== =============================================

Ratio of earnings to fixed charges                       2.67      2.74     2.78     3.01     2.73     2.47
                                           =================== =============================================
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